GENERAL GROWTH PROPERTIES, INC.
2015 Non-Employee Director Compensation
(Effective January 1, 2015)

Annual fee paid to:
All non-employee Directors, including Chairman	$ 175,000 (1)
Chairman	$25,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$15,000
Nominating & Governance Committee Chair	$10,000
Lead Director	N/A

Equity Awards
New Director Award	$ 75,000(2)

(1)
Payable quarterly in arrears in cash, restricted stock of the Corporation and/or Full Value LTIP Units in the proportion elected by each non-employee Director before the end of the prior calendar year. The number of restricted stock of the Corporation to be issued pursuant to the 2010 Plan in payment of the portion of the annual fee shall be determined using the closing price of the Corporation’s common stock on the first trading day of the calendar year, with such number of shares to be rounded to the nearest whole share. The number of Full Value LTIP Units to be issued pursuant to the 2010 Plan in payment of the portion of the annual fee shall be determined using the Duff and Phelps value on the first trading day of the calendar year, with such number of shares to be rounded to the nearest whole share. The equity will be granted at the beginning of the year, but will vest over the calendar year 25% on the last day of each calendar quarter. A non-employee Director, other than those designated by a significant shareholder, must elect to receive at least 2/3 of his or her annual fee in the form of restricted stock of the Corporation and/or Full Value LTIP Units if such Director does not meet the thresholds set forth in the Corporation’s Stock Ownership Guidelines for Non-Employee Directors. If a Director is no longer a Director at the end of the calendar quarter, no cash payment for the quarter will be due to the Director and the restricted shares and/or Full Value LTIP Units scheduled to vest as of the end of that quarter and thereafter will be forfeited. If a non-employee Director joins the board mid-year, the entire amount of their annual fee for the remainder of the year shall be made in cash.

(2)
The New Director Award, which shall be in the form of restricted stock of the Corporation, vests one-third on the grant date and one-third on each of the first and second anniversaries of the grant date, and shall be made by the Compensation Committee pursuant to the 2010 Plan as soon as practicable upon a non-employee Director’s initial election or appointment to the Board. The number of shares to be issued in the New Director Award shall be determined based on the closing price of the Corporation’s common stock on the trading day on or after the grant date, with such number of shares to be rounded to the nearest whole share.

M:\ORG\Teams\General Teams\LCCS\Securities\Form 10-K\Dec 31, 2014\New Exhibits\2015 Non-Employee Director Compensation FINAL_v2.docx